EXHIBIT 2.1

AMENDMENT NO. 1 to MERGER AGREEMENT

This Amendment No. 1 to Merger Agreement (this “Amendment”), dated as of August 25, 2020 (the “Amendment Date”), is entered into by and among (i) Healthcare Solutions Management Group, Inc., a Delaware corporation and successor in interest to Verity Delaware Inc., a Delaware corporation which was previously a Nevada corporation named Verity Corp. (“HSMG”), (ii) Verity Merger Corp., a Delaware corporation and a wholly owned subsidiary of HSMG (“Merger Sub”) and (iii) Healthcare Solutions Holdings, Inc., a Delaware corporation (“HSH”). HSMG, Merger Sub and HSH may be collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parties are all of the parties to that certain Merger Agreement, dated as of June 14, 2019 (the “Original Agreement”) and now desire to amend the Original Agreement as set forth herein, and pursuant to Section 9.02 of the Original Agreement the Parties may amend the Original Agreement in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments. Pursuant to Section 9.02 of the Original Agreement, the Original Agreement is hereby amended as follows:

(a)	The date “July 30, 2019” in Section 7.03(g) of the Original Agreement is hereby amended to be “September 30, 2020”.

(b)	The following is hereby added to the Original Agreement as a new Section 2.19 thereof, and the table of contents of the Original Agreement is deemed updated to include a reference to the same:

Section 2.19 Additional Covenants and Agreements.

(a)	Prior to the Closing, HSMG and HSH shall reasonably cooperate to terminate the engagement of HSMG’s prior registered agent in Nevada, with the costs related thereto to be paid by HSH.

(b)	Within 10 days of the Amendment Date, HSMG shall issue the shares of Common Stock as required pursuant to Section 2.07 of this Agreement, which shares shall be issued in book entry format by HSMG’s transfer agent. The Parties acknowledge and agree that Section 2.07 of the Original Agreement required such shares to be issued “immediately prior to the Closing”, and the Parties now desire to waive and amend such provision such that the shares as set forth in Section 2.07 of the Agreement shall be issued as set forth in this Section 2.19(a).

(c)	The Parties acknowledge and agree that the costs and expenses of HSMG resulting from HSMG’s engagement of BMKR, LLP; Anthony L.G., PLLC, David Natan and BF Borgers CPA PC which are incurred prior to the Closing or the earlier termination of this Agreement shall be paid by HSH.

(d)	The Parties acknowledge and agree that the bills, costs and expenses of Pacific Stock Transfer, HSMG’s transfer agent, as of the Amendment Date and until the Closing or the earlier termination of this Agreement shall be paid by HSH.

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(e)	The Parties acknowledge and agree Jodi K. Stevens has been paid for work performed on behalf of HSMG through the Amendment Date, and that any additional work performed for HSMG as requested by HSH prior to the Closing shall be at an additional cost of $10,000 per period of financials to which such work relates.

(c)	The following is hereby added to the Original Agreement as a new Section 9.14 thereof, and the table of contents of the Original Agreement is deemed updated to include a reference to the same:

Section 9.14 Counsel. The Parties acknowledge and agree that Anthony L.G., PLLC (“Counsel”) has acted as legal counsel, and is acting as legal counsel, to each of the Parties. Each of the Parties acknowledges and agrees that they are aware of, and have consented to, the Counsel acting as legal counsel to each of the foregoing, notwithstanding that Counsel has advised each of the Parties to retain separate counsel to review the terms and conditions of this Agreement and the other documents to be delivered in connection herewith, and each Party has either waived such right freely or has otherwise sought such additional counsel as it has deemed necessary. Each of the Parties hereby waives any such conflict of interest, and confirms that the Parties have previously negotiated the material terms of the agreements as set forth herein.

(d)	Section 9.02 of the Original Agreement is amended by removing Davisson & Associates, PA as a party to which copies of notices to HSMG need be delivered.

2.	Remainder in Force. Other than as amended herein, the Original Agreement shall remain in full force and effect until terminated in accordance with its terms. Any reference in the Original Agreement to the “Agreement” shall now be deemed a reference to the Original Agreement as amended by this Amendment.

3.	Miscellaneous.

(e)	Defined terms used herein without definition shall have the meanings given in the Original Agreement. The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(f)	This Amendment and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(g)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Date.

Healthcare Solutions Holdings, Inc.

By:
Name:	Travis Revelle
Title:	Chief Executive Officer

Healthcare Solutions Management Group, Inc.

By:
Name:	Robert Stevens
Title:	Chief Executive Officer

Verity Merger Corp.

By:
Name:	Robert Stevens
Title:	Chief Executive Officer

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